Exhibit 5.1

SIDLEY AUSTIN llp 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

March 12, 2012

Alamo Group Inc.
1627 E. Walnut
Seguin, TX  78155
Alamo Group Inc.

Ladies and Gentlemen:

We are acting as counsel for Alamo Group Inc., a Delaware corporation (the “Company”), in connection with the shelf registration statement on Form S-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”), relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of up to 4,532,300 shares (the “Secondary Shares”) of common stock, par value $0.10 per share (the “Common Stock”) to be sold by the selling stockholders named in the prospectus that forms a part of the Registration Statement (the “Selling Stockholders”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined a copy of the Registration Statement and such other instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereafter expressed.  In such examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination and the conformity with the original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission. We have also assumed the conformity of the documents filed with the Securities and Exchange Commission (the “Commission”) via the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) (or any supplemental or successor system of the Commission), except for required EDGAR (or supplemental or successor system) formatting changes, to physical copies of the documents submitted for our examination. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

Sidley Austin (NY) llp is a Delaware limited liability partnership doing business as Sidley Austin llp and practicing in affiliation with other Sidley Austin partnerships.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Secondary Shares to be offered by the Selling Stockholders have been duly authorized and are validly issued, fully paid and non-assessable.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  This letter is limited to the General Corporation Law of the State of Delaware.  We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, application of the securities or blue sky laws of the various states to the sale of the Secondary Shares.

We understand that this opinion letter is to be used in connection with the Registration Statement.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the prospectus that forms part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/  Sidley Austin llp